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Exhibit 21

As of August 4, 2003

Name	State of Incorporation	Doing Business As
Gart Bros. Sporting Goods Company	Colorado	Gart Sports, Oshman's and Sportmart
Sportmart, Inc.	Delaware	Sportmart
Oshman's Sporting Goods, Inc.	Delaware	Oshman's
Oshman Sporting Goods Co., Hawaii	Texas	Oshman's
Oshman Sporting Goods Co., Georgia	Texas	Oshman's
Oshman Sporting Goods Co., New York	Texas	Oshman's
Oshman Sporting Goods Co., Oklahoma	Texas	Oshman's
Oshman Sporting Goods Co., Tennessee	Texas	Oshman's
Oshman Sporting Goods Co., Louisiana	Texas	Oshman's
Oshman Sporting Goods Co., New Jersey	Texas	Oshman's
Oshman's Sporting Goods, Inc.—Services	Delaware
TSA Stores, Inc.	Delaware	The Sports Authority
The Sports Authority Florida, Inc.	Florida	The Sports Authority
The Sports Authority Michigan, Inc.	Michigan	The Sports Authority
Authority International, Inc.	Delaware	The Sports Authority

As of January 1, 2004

Name	State of Incorporation	Doing Business As
TSA Stores, Inc.	Delaware	The Sports Authority, Gart Sports, Oshman's and Sportmart
The Sports Authority Michigan, Inc.	Michigan	The Sports Authority and Oshman's
TSA Corporate Services, Inc.	Colorado
TSA Gift Card, Inc.	Virginia

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  Exhibit 21